Exhibit 99.(17)(bb)

Guardian Bond Fund

• The Guardian Bond Fund	Annual Report To Contractowners

Howard W. Chin, Co-Portfolio Manager

Robert Crimmins, Co-Portfolio Manager

Objective:
Maximum current income without undue risk to principal. Capital appreciation is a secondary objective

Portfolio:
At least 80% in different kinds of investment grade bonds, such as corporate bonds, mortgage-backed and asset-backed securities, and obligations of the U.S. government and its agencies

Inception Date:
May 1, 1983

Net Assets at December 31, 2005:
$328,707,576

An Update from Fund Management

The Fund had a total return of 2.35% for the year ended December 31, 2005, outperforming the average fund in the Lipper Intermediate Investment Grade peer group, which returned 1.99% for the same period (the peer group consisted of 50 other variable product sub accounts that invest primarily in investment grade debt with average maturities of 5-10 years). Additionally, the Fund’s benchmark, the Lehman Brothers Aggregate Bond Index, which measures the taxable fixed income market, returned 2.43% in 2005.

Market Overview

In contrast to 2004, interest rates in 2005 were remarkably well-behaved and experienced little in the way of surprises. Short maturity yields rose as the Federal Reserve (the “Fed”) continued its policy of predictably raising interest rates in consistent quarter-point increments. As a result, the interest rate market did not undergo any sharp dislocations. To the extent that there was a surprise in the marketplace, the stubbornness of longer maturity yields in the wake of continued rate increases surprised and confounded some investors. However, this “surprising” behavior became better understood as more data became available during the year.

Specifically, the yield curve flattened in 2005 as the difference between 2- and 10-year Treasuries narrowed steadily from 1.15% at the beginning of the year to finish at a spread of —0.02%, resulting in a condition known as an “inverted yield curve” where short maturity rates exceed longer maturity ones. The primary contributor to the inversion was a substantial 1.34% increase in 2-year Treasury rates over the course of the year, finishing at 4.41%. The increase in 10-year yields was much more modest, up by only 0.18% to finish at 4.40%. The longer maturity portion of the curve also flattened as the yield difference between 10-year and 30-year maturities declined by 0.47% to end the year at 0.14%. In notable contrast to the yield increases seen for shorter maturity Treasuries, the yield on the 30-year bond actually decreased by 0.29% and finished at 4.54%. Not surprisingly, long maturity bonds performed best in the Treasury sector.

While an inverted yield curve is not a common occurrence — it last occurred in 2000 — the upward movement in short rates was largely expected by the market. The Fed telegraphed its intentions to tighten monetary policy by increasing interest rates at a “measured” pace, and this increased transparency removed considerable uncertainty from the marketplace. As a result, the Federal Funds rate was increased eight times during 2005 to finish the year at 4.25%, but each 0.25% increase was fully anticipated well in advance of the actual move by the Fed. There were no surprises here.

However, many investors were perplexed by the stubbornly low rates at the long end of the yield curve. Despite thirteen rates hikes by the Fed since mid-2004, long rates barely budged. In fact, as mentioned earlier, they fell. Federal Reserve Chairman Greenspan labeled it a “conundrum.” A good portion of the lower bond yields was attributed to strong buying by overseas central banks

About information in this report:

•                     It is important to consider the Fund’s investment objectives, risks, fees and expenses before investing. All funds involve some risk, including possible loss of the principal amount invested. Investing in bond funds exposes you to the general risk of investing in the debt markets. Duration is a measure of bond price sensitivity to a given change in interest rates. Generally, the higher a bond’s duration, the greater its price sensitivity to a given change in interest rates. Bond funds are subject to interest rate risk. When interest rates rise, bond prices generally fall, and when interest rates fall, bond prices generally rise. Currently, interest rates are at historically low levels. Please keep in mind that in this kind of environment, the risk that bond prices may fall when interest rates rise is potentially greater.

•                     The Lehman Brothers Aggregate Bond Index is generally considered to be representative of U.S. bond market activity. Index returns are provided for comparative purposes. Please note that the index is unmanaged and not available for direct investment and its returns do not reflect the fees and expenses that have been deducted from the Fund.

•                     Lipper Analytical Services, Inc. is an independent mutual fund monitoring and rating service. Its database of performance information is based on historical returns, which assume the reinvestment of dividends and distributions and the deduction of all fund expenses. Lipper return figures do not reflect the deduction of any sales charges that an investor may pay when purchasing or redeeming shares of the Fund.

and investors as countries such as China needed to reinvest a good portion of their trade surpluses into U.S. securities. In addition, longer maturity securities also lost much of their risk premium as investors recognized the Fed’s vigilance and success in battling inflation and as a result, required lower yield premiums in light of the reduced inflation risk. If anything, many investors believed the Fed was overestimating the risk of inflation. Data released during the year indicated that many inflation measures might have peaked in 2005, while the Fed’s favorite inflation measure may have actually peaked in 2004 and was reliably trending downwards into the Fed’s comfort zone. Energy costs for oil, gasoline and natural gas remained persistently high but did not appear to result in higher product prices. Accordingly, investors grew more comfortable with owning longer maturity securities and the increased demand drove yields lower still.

Against this backdrop, the domestic economy was quite robust. The first three quarters of 2005 exhibited an above-trend growth rate of 3.8% and economists expect the fourth quarter to come in at 3.2%. Coming into 2005, market observers had expected increased investment by the business sector to replace consumer spending as the economy’s growth engine. This did not materialize. In fact, consumers increased their role in the economy as the boom in the housing sector enabled many to increase their spending by tapping into their homes’ increased value through mortgage refinancings and cash takeouts. The damage caused by Hurricanes Katrina and Rita devastated specific regions and their economies, but it did not appear to have inflicted lasting damage on the overall economy. Employment continued to grow at a strong pace and the unemployment rate dropped to 4.9% by the end of 2005 relative to a pre-hurricane peak of 5.4% earlier in the year.

Overall, the fixed income market put in a mixed performance in 2005. Treasuries returned 2.79% as measured by the Lehman Brothers Treasury Index, but unlike 2004 where each segment of the investment grade bond market outperformed Treasuries, there were clear winners and losers in 2005. Notably, two portions of the securitized bond market — asset-backed securities (ABS)1 and commercial mortgage-backed securities (CMBS)(1) — returned 2.09% and 1.82%, respectively, and outperformed their Treasury counterparts by 0.32% and 0.15%. The agency debenture sector also fared well, returning 2.33% and outperforming by 0.13%. On the other hand, corporate bonds and mortgage-backed securities (MBS)1 fared less well, returning 1.96% and 2.61%, respectively, but underperforming comparable duration Treasuries by 0.85 and 0.37%.

The solid performance of the ABS and CMBS sectors was attributed to the lack of event risk in 2005 as well as the continued strong performance of the underlying housing and real estate assets that was the collateral for ABS and CMBS bonds. In contrast, the troubles experienced in the corporate bond market can be laid at the doors of the automotive sector and the overall weak performance of long maturity corporate bonds. Specifically, both GM and Ford were downgraded to below investment grade status, which accounted for 0.62% of the 0.85% of underperformance that the investment grade corporate bond market underwent. Further, as mentioned above, 30-year Treasury yields fell during 2005, but long maturity corporate bonds were unable to keep pace with that rally. Instead of rallying in lockstep, corporate bond investors continued to demand higher yields to take on the additional risk of longer maturity bonds and caused corporate bond spreads to widen and the sector to underperform by 3.76%. We also noted a sharp difference in performance among different credit rating classes; the BBB sector underperformed Treasuries by 1.77% while the AAA sector underperformed by just 0.13%. Duration extension concerns in a potentially rising interest rate environment caused MBS investors to reduce their exposure to this sector, which resulted in the sector’s underperformance.

Strategy Overview

Each segment of the fixed income market performed very well in 2004, but we did not believe we would see a repeat performance in 2005. We believed it more likely that some sectors would underperform. As a result, we adjusted our asset allocation to reflect our updated relative value views.

Our allocation decision for the corporate bond sector was a case in point. We decided to underweight corporate bonds relative to our benchmark even though credit fundamentals were positive. We believed their incremental yield advantage was not enough to warrant a major commitment to the sector. We also thought there were more attractive risk/reward opportunities in other bond sectors and better re-entry points for corporates down the road. That re-entry opportunity emerged in the second quarter. The

(1)             The respective indices are: the Lehman Asset-Backed Securities (ABS) Index, the Lehman Brothers Commercial Mortgage-Backed Securities (CMBS) Index and the Lehman Brothers Mortgage-Backed Securities (MBS) Index.

credit market underperformed dramatically following GM’s downward revision to its 2005 outlook and the market’s new concerns regarding heightened leveraged buyouts and merger and acquisition activity. As a result of this cheapening, the Fund increased its corporate holdings. Our strategy turned out to be timely as the corporate market outperformed Treasuries after our purchases by 0.61% in the second half of May alone. In the following four months, the sector added another 0.39% of outperformance. The Fund was well-served by this allocation decision, but it also benefited significantly from our decision to underweight the worst performing corporate bond sector (autos) in 2005. The Fund remained overweight in corporates until the end of the third quarter, when we began to reduce our holdings. We ended 2005 with an underweight.

Our strategy in MBS was simpler. We came into 2005 with a slight overweight, believing 2004’s positive fundamentals would carry over into 2006, which turned out to be the case. However, after some outperformance in the first quarter, we reduced our exposure to an underweight as the flatter yield curve reduced the sector’s attractiveness to many investors such as money center banks and hedge funds. We retained this underweight for the balance of the year, but changed our coupon exposures several times as relative value shifted. We also added collateratized mortagage obligations (CMOs) as the attractiveness of MBS waned. MBS underperformed by 0.40% over the final three quarters of the year, and our underweighted posture significantly benefited the Fund.

We were also overweighted in ABS and CMBS during the entire year. As noted before, these two sectors performed well in 2005, especially ABS. We increased our exposure to this sector by 5.64% during the year as it grew to about 9.85% of the Fund’s overall portfolio. Our largest exposure within ABS was the home equity loan (HEL) segment as we added fixed rate and floating rate HEL securities, the latter as part of a curve flattening strategy. At year’s end, HEL comprised more than 5.16% of the Fund’s holdings and contributed significantly to the Fund’s performance as the HEL sector outperformed by 0.79%, relative to the ABS sector’s overall showing of 0.32%.

In summary, the Fund performed well as the result of our asset allocation decisions. Notably, our underweighted exposures to MBS and timely re-entry to corporate bonds coupled with our overweight in ABS served the Fund particularly well.

The views expressed above are those of the Fund’s portfolio manager(s) as of December 31, 2005 and are subject to change without notice. They do not necessarily represent the views of Guardian Investor Services LLC. The views expressed herein are based on current market conditions and are not intended to predict or guarantee the future performance of any Fund, any individual security, any market or market segment. The composition of each Fund’s portfolio is subject to change. No recommendation is made with respect to any security discussed herein.

Top Ten Holdings  (As of 12/31/2005)

Company	Coupon	Maturity Date	Percentage of Total Net Assets
U.S. Treasury Notes	3.625%	1/15/2010	3.70%
U.S. Treasury Notes	4.500%	11/15/2015	3.57%
FNMA (30 yr. TBA)	6.000%	12/1/2099	2.89%
FHLMC (30 yr. TBA)	5.500%	12/1/2099	2.71%
U.S. Treasury Bonds	5.375%	2/15/2031	2.32%
U.S. Treasury Bonds	6.250%	8/15/2023	2.08%
Barton Capital Corp	4.270%	1/12/2006	1.97%
J.P. Morgan Mtg. Tr.	6.000%	9/25/2035	1.93%
Alcoa, Inc.	4.300%	1/12/2006	1.82%
Countrywide Home Loans	5.500%	10/25/2035	1.75%

Sector Allocation vs. Index  (As of 12/31/2005 and 6/30/2005)

Average Annual Total Returns  (For periods ended 12/31/2005)

	1 Yr	5 Yrs	10 Yrs	Since Inception 5/1/1983
The Guardian Bond Fund	2.35%	5.89%	5.82%	8.09%
Lehman Brothers Aggregate Bond Index	2.43%	5.87%	6.16%	8.64%

All performance data quoted is historical and the results represent past performance and neither guarantee nor predict future investment results. To obtain performance data current to the most recent month (available within 7 business days of the most recent month end), please call us at (800) 221-3253 or visit our website at www.guardianinvestor.com. Current performance may be higher or lower than the performance quoted here. Investment return and principal value will fluctuate so that an investor’s shares, when redeemed, may be worth more or less than the original cost.

Total return figures are historical and assume the reinvestment of dividends and distributions and the deduction of all Fund expenses. The actual total returns for owners of variable annuity contracts or variable life insurance policies that provide for investment in the Fund will be lower to reflect separate account and contract/policy charges. The return figures shown do not reflect the deduction of taxes that a contractowner may pay on distributions or redemption of units.

Growth of a Hypothetical $10,000 Investment

To give you a comparison, the chart below shows the performance of a hypothetical $10,000 investment made 10 years ago in the Fund and in the Lehman Brothers Aggregate Bond Index. Index returns do not include the fees and expenses of the Fund, but do include the reinvestment of dividends.

Fund Expenses

By investing in the Fund, you incur two types of costs: (1) transaction costs, including, as applicable, sales charges on purchase payments, reinvested dividends, or other distributions; redemption fees and exchange fees; and (2) ongoing costs, including, as applicable, management fees; distribution and/or service (12b-1) fees; and other Fund expenses. This example is intended to help you understand your ongoing costs (in dollars) of investing in the Fund and to compare these costs with the ongoing costs of investing in other underlying funds.

The example is based on an investment of $1,000 invested on July 1, 2005 and held for six months ended December 31, 2005.

Actual Expenses

The first line in the table provides information about actual account values and actual expenses. You may use the information in this row, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first line under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Hypothetical Example for Comparison Purposes

The second line in the table provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund and other funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Please note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore, the table is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. In addition, if transactional costs were included, your costs would have been higher.

	Beginning Account Value July 1, 2005	Ending Account Value December 31, 2005	Expenses Paid During Period*	Annualized Expense Ratio
Actual	$1,000.00	$997.40	$2.97	0.59%
Hypothetical (5% return before expenses)	$1,000.00	$1,022.23	$3.01	0.59%

*                    Expenses are equal to the Fund’s annualized expense ratio multiplied by the average account value over the period, multiplied by 184/365 (to reflect the Fund’s most recent fiscal half-year).

Schedule of Investments

December 31, 2005

Principal Amount		Value
Asset Backed Securities — 9.8%
$2,890,000	Ameriquest Mtg. Secs., Inc. 2003-5 A6 4.541% due 4/25/2033 (1)	$2,850,699
465,762	Amresco 1997-1 MIF 7.42% due 3/25/2027	464,006
1,750,000	Capital Auto Receivables Asset Tr. 2005-1 A4 4.05% due 7/15/2009	1,730,743
3,136,000	Carmax Auto Owner Tr. 2005-1 A4 4.35% due 3/15/2010	3,097,928
623,558	Caterpillar Financial Asset Tr. 2004-A A3 3.13% due 1/26/2009	615,233
520,000	Countrywide Asset-Backed Certificates 2004-S1 A2 3.872% due 3/25/2020	511,085
3,300,000	Hertz Vehicle Financing LLC 2005-2A A1 4.52% due 2/25/2010†(1)	3,300,000
3,500,000	New Century Home Equity Loan Tr. 2005-A A4 5.114% due 8/25/2035 (1)	3,411,234
1,800,000	Nissan Auto Receivables Owner Tr. 2003-B A4 2.05% due 3/16/2009	1,756,620
2,900,000	Renaissance Home Equity Loan Tr. 2005-2 AF3 4.499% due 8/25/2035 (1)	2,849,829
3,840,000	Residential Asset Mtg. Prods., Inc. 2004-RS9 AII2 4.719% due 5/25/2034 (1)	3,853,196
3,028,524	Residential Funding Mtg. Secs. 2003-HS3 AI2 3.15% due 7/25/2018	2,983,220
4,100,000	Vanderbilt Acquisition Loan Tr. 2002-1 A3 5.70% due 9/7/2023	4,108,452
770,000	Volkswagen Auto Lease Tr. 2004-A A4A 3.09% due 8/20/2010	755,152
	Total Asset Backed Securities (Cost $32,655,819)	32,287,397

Collateralized Mortgage Obligations — 12.4%
	Countrywide Home Loans
5,839,249	2005-21 A2 5.50% due 10/25/2035	5,738,887
2,567,649	2002-19 1A1 6.25% due 11/25/2032	2,574,022
	FHLMC
529,407	H006 A2 2.837% due 2/15/2010	524,482
1,650,000	2626 KA 3.00% due 3/15/2030	1,517,038
1,838,797	1534 Z 5.00% due 6/15/2023	1,820,401
823,725	2500 TD 5.50% due 2/15/2016	827,642
2,800,000	2367 ME 6.50% due 10/15/2031	2,928,805
	FNMA
2,792,000	2005-22 HK 5.00% due 11/25/2023	2,775,591
3,300,000	2005-39 CL 5.00% due 12/25/2021	3,289,591
1,484,236	2001-51 PH 6.00% due 8/25/2030	1,501,596
6,336,777	J.P. Morgan Mtg. Tr. 2005-S2 2A15 6.00% due 9/25/2035	6,342,721
2,142,000	Mastr Asset Securitization Tr. 2003-10 3A7 5.50% due 11/25/2033	2,096,455
	Wells Fargo Mtg.-Backed Secs. Tr.
3,500,000	2003-11 1A3 4.75% due 10/25/2018	3,438,499
5,527,450	2005-5 1A1 5.00% due 5/25/2020	5,428,995
	Total Collateralized Mortgage Obligations (Cost $41,517,279)	40,804,725
Commercial Mortgage Backed Securities — 7.7%
3,600,000	Banc of America Comm’l. Mtg., Inc. 2005-6 AJ 5.182% due 9/10/2047	3,583,724
	Chase Comm’l. Mtg. Secs. Corp.
686,018	1998-2 A2 6.39% due 11/18/2030	709,303
600,000	1997-1 C 7.37% due 6/19/2029	615,775
3,500,000	Crown Castle Towers LLC 2005-1A AFX 4.643% due 6/15/2035†(1)	3,425,500
855,090	First Union National Bank Comm’l. Mtg. Tr. 2000-C2 A1 6.94% due 10/15/2032	872,678
3,500,000	GE Comm’l. Mtg. Corp. 2005-C1 A5 4.772% due 6/10/2048	3,404,290
1,399,795	GMAC Comm’l. Mtg. Secs., Inc. 1997-C1 A3 6.869% due 7/15/2029	1,430,801
3,450,000	Greenwich Capital Comm’l. Funding Corp. 2005-GG3 AJ 4.859% due 8/10/2042	3,343,665
3,300,000	J.P. Morgan Chase Comm’l. Mtg. Secs. Corp. 2005-LDP5 A4 5.179% due 12/15/2044 (1)	3,320,045
	Merrill Lynch Mtg. Tr.
400,000	2004-BPC1 A5 4.855% due 10/12/2041 (1)	391,153
3,300,000	2005-CIP1 A4 5.047% due 7/12/2038 (1)	3,270,388
525,000	Morgan Stanley Capital I 1999-RM1 E 6.982% due 12/15/2031 (1)	552,728
326,889	Mtg. Capital Funding, Inc. 1997-MC1 A3 7.288% due 7/20/2027	330,977
	Total Commercial Mortgage Backed Securities (Cost $25,749,495)	25,251,027

See notes to financial statements.

Principal Amount		Value
Corporate Bonds — 19.1%
Aerospace and Defense — 0.7%
$500,000	General Dynamics Corp. 4.50% due 8/15/2010	$492,013
200,000	Lockheed Martin Corp. 8.50% due 12/1/2029	272,594
500,000	TRW, Inc. 7.75% due 6/1/2029	632,290
	United Technologies Corp.
500,000	4.375% due 5/1/2010	491,956
400,000	5.40% due 5/1/2035	398,604
		2,287,457
Automotive — 0.6%
	DaimlerChrysler NA Hldg.
375,000	4.05% due 6/4/2008	365,061
175,000	6.50% due 11/15/2013	183,233
600,000	Ford Motor Credit Co. 6.50% due 1/25/2007	580,482
900,000	General Motors Acceptance Corp. 6.125% due 9/15/2006	874,220
		2,002,996
Chemicals — 0.1%
350,000	Lubrizol Corp. 5.50% due 10/1/2014	350,930
Energy — 0.5%
968,500	RAS Laffan Liquefied Natural Gas 3.437% due 9/15/2009†	934,825
650,000	Western Oil Sands, Inc. 8.375% due 5/1/2012	730,438
		1,665,263
Energy—Refining — 0.4%
1,000,000	Tosco Corp. 8.125% due 2/15/2030	1,348,168
Entertainment — 0.3%
900,000	Time Warner, Inc. 7.57% due 2/1/2024	981,677
Environmental — 0.3%
850,000	Waste Management, Inc. 7.375% due 8/1/2010	925,049
Finance Companies — 1.2%
1,000,000	Capital One Bank 5.75% due 9/15/2010	1,023,847
1,000,000	CIT Group, Inc. 4.588% due 5/18/2007 (1)	1,002,709
400,000	General Electric Capital Corp. 6.75% due 3/15/2032	469,540
1,000,000	Household Finance Corp. 6.375% due 11/27/2012	1,062,581
350,000	Residential Capital Corp. 6.125% due 11/21/2008	350,851
		3,909,528
Financial — 1.2%
600,000	Ameriprise Financial, Inc. 5.65% due 11/15/2015	609,716
1,100,000	Goldman Sachs Group, Inc. 5.125% due 1/15/2015	1,087,560
	Lehman Brothers Hldgs., Inc.
500,000	4.25% due 1/27/2010	487,583
550,000	6.625% due 1/18/2012	593,817
600,000	Merrill Lynch & Co. 5.00% due 1/15/2015	590,989
	Morgan Stanley
300,000	4.00% due 1/15/2010	288,580
450,000	4.75% due 4/1/2014	431,580
		4,089,825
Financial—Banks — 2.9%
1,150,000	Bank of America Corp. 4.875% due 9/15/2012	1,142,011
600,000	Bank One Corp. 5.25% due 1/30/2013	600,938
650,000	BB&T Corp. 4.90% due 6/30/2017	630,831
	Citigroup, Inc.
950,000	4.625% due 8/3/2010	936,843
1,200,000	5.00% due 9/15/2014	1,181,226
700,000	City Nat’l. Corp. 5.125% due 2/15/2013	695,906
450,000	Credit Suisse First Boston 6.50% due 1/15/2012	481,401
400,000	HSBC USA, Inc. 4.625% due 4/1/2014	384,060
900,000	J.P. Morgan Chase & Co. 5.75% due 1/2/2013	928,156
750,000	MBNA America Bank Nat’l. 7.125% due 11/15/2012	838,426
900,000	Sovereign Bank 5.125% due 3/15/2013	883,443
500,000	Wachovia Corp. 5.25% due 8/1/2014	500,663
300,000	Washington Mutual Bank 5.65% due 8/15/2014	303,804
		9,507,708
Food and Beverage — 0.4%
950,000	Kellogg Co. 2.875% due 6/1/2008	905,129
550,000	Kraft Foods, Inc. 5.25% due 10/1/2013	550,210
		1,455,339
Gaming — 0.1%
350,000	Harrahs Operating Co., Inc. 5.625% due 6/1/2015	343,848
Home Construction — 0.4%
500,000	D. R. Horton, Inc. 5.625% due 1/15/2016	476,748
700,000	Ryland Group, Inc. 5.375% due 6/1/2008	699,619
		1,176,367
Insurance — 1.0%
550,000	Genworth Financial, Inc. 4.95% due 10/1/2015	536,968
	Metlife, Inc.
600,000	5.00% due 6/15/2015	588,485
300,000	5.70% due 6/15/2035	301,111
900,000	UnumProvident Finance Co. 6.85% due 11/15/2015†	937,465
900,000	Willis Group NA 5.625% due 7/15/2015	899,650
		3,263,679

See notes to financial statements.

Principal Amount		Value
Media—Cable — 0.8%
$600,000	AT & T Broadband Corp. 9.455% due 11/15/2022	$786,118
1,700,000	Comcast Cable Comm., Inc. 6.875% due 6/15/2009	1,785,563
		2,571,681
Media—NonCable — 1.0%
300,000	News America Hldgs. 8.00% due 10/17/2016	353,647
2,850,000	Scholastic Corp. 5.75% due 1/15/2007	2,860,454
		3,214,101
Merchandising—Supermarkets — 0.6%
1,000,000	Delhaize America, Inc. 7.375% due 4/15/2006	1,005,222
1,000,000	Safeway, Inc. 6.15% due 3/1/2006	1,000,383
		2,005,605
Natural Gas—Pipelines — 0.2%
600,000	Keyspan Corp. 7.625% due 11/15/2010	666,981
Paper and Forest Products — 0.1%
350,000	Weyerhaeuser Co. 6.75% due 3/15/2012	371,486
Pharmaceuticals — 0.4%
	Genentech, Inc.
750,000	4.75% due 7/15/2015	729,821
550,000	5.25% due 7/15/2035	530,027
		1,259,848
Railroads — 0.6%
550,000	Burlington Northern Santa Fe Corp. 7.95% due 8/15/2030	719,685
300,000	CSX Corp. 4.875% due 11/1/2009	297,767
1,000,000	Norfolk Southern Corp. 6.75% due 2/15/2011	1,078,771
		2,096,223
Real Estate Investment Trust — 0.4%
225,000	EOP Operating LP 7.00% due 7/15/2011	240,827
550,000	Liberty Ppty. LP 7.25% due 3/15/2011	597,649
275,000	Regency Centers LP 6.75% due 1/15/2012	293,939
		1,132,415
Retailers — 0.6%
500,000	CVS Corp. 4.875% due 9/15/2014	482,610
350,000	Federated Department Stores, Inc. 7.00% due 2/15/2028	381,196
	Wal-Mart Stores, Inc.
350,000	4.50% due 7/1/2015	337,031
830,000	8.75% due 12/29/2006	832,224
		2,033,061
Technology — 0.3%
450,000	Motorola, Inc. 6.50% due 9/1/2025	490,730
600,000	Pitney Bowes, Inc. 4.75% due 1/15/2016	578,190
		1,068,920
Utilities—Electric — 1.6%
450,000	Alabama Power Co. 5.65% due 3/15/2035	434,623
450,000	Exelon Corp. 4.45% due 6/15/2010	435,240
500,000	FirstEnergy Corp. 6.45% due 11/15/2011	529,998
650,000	Florida Power & Light Co. 4.95% due 6/1/2035	594,096
250,000	Pacific Gas & Electric Co. 6.05% due 3/1/2034	258,740
700,000	Potomac Edison Co. 5.35% due 11/15/2014	699,657
700,000	PSI Energy, Inc. 6.12% due 10/15/2035	715,840
1,000,000	Public Service Co. of New Mexico 4.40% due 9/15/2008	979,271
500,000	Public Service Electric Gas Co. 5.125% due 9/1/2012	500,775
		5,148,240
Wireless Communications — 1.5%
650,000	America Movil S.A. de C.V. 6.375% due 3/1/2035	641,095
	AT & T Wireless Svcs., Inc.
800,000	8.125% due 5/1/2012	924,342
500,000	8.75% due 3/1/2031	662,409
1,150,000	Sprint Capital Corp. 8.375% due 3/15/2012	1,332,807
1,410,000	Verizon Wireless Capital LLC 5.375% due 12/15/2006	1,414,645
		4,975,298
Wireline Communications — 0.9%
500,000	Deutsche Telekom Int’l. Finance BV 8.25% due 6/15/2030 (1)	635,935
	France Telecom S.A.
800,000	7.75% due 3/1/2011 (1)	893,551
335,000	8.50% due 3/1/2031 (1)	446,977
950,000	Verizon Global Funding Corp. 5.85% due 9/15/2035	915,488
		2,891,951
	Total Corporate Bonds (Cost $62,162,808)	62,743,644
Mortgage Pass-Through Securities — 25.0%
	FHLMC
9,974,229	5.50% due 9/1/2034 - 1/1/2036	9,889,227
5,435,046	6.00% due 11/1/2034	5,496,672
46,056	7.00% due 8/1/2008	47,098
9,000,000	5.50%, (30 yr. TBA)	8,915,625
	FNMA
20,790,515	5.00% due 10/1/2019 - 8/1/2035	20,256,338
14,195,932	5.50% due 8/1/2019 - 8/1/2035	14,121,251
1,818,499	6.00% due 10/1/2013 - 8/1/2017	1,858,527
5,166,144	6.50% due 8/1/2010 - 12/1/2035	5,306,631

See notes to financial statements.

Principal Amount		Value
$919,782	7.00% due 9/1/2014 - 6/1/2032	$958,574
674,391	7.50% due 12/1/2029	707,259
311,652	8.00% due 6/1/2008 - 3/1/2031	330,252
154	8.25% due 1/1/2009	156
1,600,000	5.50%, (15 yr. TBA)	1,609,501
9,400,000	6.00%, (30 yr. TBA)	9,485,183
	GNMA
1,568,845	6.00% due 10/15/2032 - 12/15/2033	1,608,261
1,514,913	6.50% due 2/15/2032 - 4/15/2033	1,583,218
	Total Mortgage Pass-Through Securities (Cost $82,949,161)	82,173,773
Sovereign Debt Securities — 1.2%
	Pemex Project Funding Master Tr.
550,000	5.791% due 6/15/2010†(1)	$569,250
900,000	7.875% due 2/1/2009	962,550
600,000	Quebec Province 4.60% due 5/26/2015	585,406
950,000	Republic of South Africa 6.50% due 6/2/2014	1,027,187
	United Mexican States
150,000	4.625% due 10/8/2008	148,125
650,000	8.00% due 9/24/2022	801,938
	Total Sovereign Debt Securities (Cost $3,792,694)	4,094,456

Taxable Municipal Security — 0.1%
450,000	Oregon Sch. Brds. Association 4.759% due 6/30/2028 (Cost $450,000)	$426,064
U.S. Government Securities — 21.9%
U.S. Government Agency Securities — 3.9%
	FHLMC
4,500,000	2.875% due 5/15/2007	$4,388,589
910,000	3.15% due 12/16/2008	870,886
	FNMA
5,300,000	3.25% due 1/15/2008	5,148,648
760,000	4.50% due 12/1/2009	746,423
1,710,000	4.625% due 10/15/2014	1,689,848
		12,844,394
U.S. Treasury Bonds and Notes — 18.0%
	U.S. Treasury Bonds
6,801,000	5.375% due 2/15/2031	7,639,434
3,440,000	6.00% due 2/15/2026	4,056,513
5,720,000	6.25% due 8/15/2023 (2)	6,830,487
	U.S. Treasury Notes
540,000	2.75% due 8/15/2007	526,036
12,500,000	3.625% due 1/15/2010	12,157,225
6,605,000	4.125% due 8/15/2008 - 8/15/2010	6,558,278
1,213,000	4.25% due 8/15/2015	1,197,316
7,495,000	4.375% due 5/15/2007 - 8/15/2012	7,492,414
11,655,000	4.50% due 11/15/2015	11,750,606
790,000	5.75% due 8/15/2010	835,765
		59,044,074
	Total U.S. Government Securities (Cost $71,901,982)	71,888,468
Commercial Paper — 6.6%
Finance Companies — 2.0%
6,500,000	Barton Capital Corp. 4.27% due 1/12/2006 (2)	6,491,519
Financial—Other — 1.4%
3,000,000	Countrywide Fin. Corp. 4.30% due 1/12/2006 (2)	2,996,059
1,700,000	American General Fin. Corp. 4.25% due 1/18/2006 (2)	1,696,588
		4,692,647
Health Care Providers and Services — 1.4%
4,400,000	United Healthcare Corp. 4.25% due 1/12/2006 (2)	4,394,286
Metals and Mining — 1.8%
6,000,000	Alcoa, Inc. 4.30% due 1/12/2006 (2)	5,992,117
	Total Commercial Paper (Cost $21,570,569)	21,570,569
Repurchase Agreement — 2.1%
6,732,000	State Street Bank and Trust Co. repurchase agreement, dated 12/30/2005, maturity value of $6,735,082 at 4.12%, due 1/3/2006 (2)(3) (Cost $6,732,000)	$6,732,000
Total Investments — 105.9% (Cost $349,481,807)		347,972,123
Payables for Mortgage Pass-Throughs Delayed Delivery Securities — (6.1)%		(19,926,239)
Cash, Receivables, and Other Assets Less Liabilities — 0.2%		661,692
Net Assets — 100%		$328,707,576

†                     Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may be resold in transactions exempt from registration, normally to certain qualified buyers. At 12/31/2005, the aggregate market value of these securities amounted to $9,167,040 representing 2.8% of net assets of which $8,232,215 has been deemed liquid pursuant to the Fund’s liquidity procedures approved by the Board of Directors.

(1)             Floating rate note. The rate shown is the rate in effect at 12/31/2005.

(2)             Securities are segregated to cover forward mortgage purchases.

(3)             The repurchase agreement is fully collateralized by $6,835,000 in U.S. Government Agency, 5.50%, due 11/16/2015, with a value of $6,869,175.

Glossary of Terms:

TBA - To be Announced.

See notes to financial statements.

Statement of Assets and Liabilities

December 31, 2005

ASSETS
Investments, at market (cost $349,481,807)	$347,972,123
Cash	284
Interest receivable	2,739,770
Receivable for fund shares sold	345,526
Principal paydowns receivable	129,473
Other assets	7,964

Total Assets	351,195,140

LIABILITIES
Payable for forward mortgage securities purchased —Note F	19,926,239
Payable for securities purchased	2,118,712
Payable for fund shares redeemed	235,371
Accrued expenses	67,585
Due to GIS	139,657

Total Liabilities	22,487,564

Net Assets	$328,707,576

COMPONENTS OF NET ASSETS
Capital stock, at par	$2,780,368
Additional paid-in capital	328,039,680
Undistributed net investment income	643,295
Accumulated net realized loss on investments	(1,246,083)
Net unrealized depreciation of investments	(1,509,684)

Net Assets	$328,707,576

Shares Outstanding — $0.10 Par Value	27,803,683

Net Asset Value Per Share	$11.82

Statement of Operations

Year Ended
December 31, 2005

INVESTMENT INCOME
Interest	$15,361,282

Expenses:
Investment advisory fees — Note B	1,653,030
Custodian fees	109,263
Printing expense	66,786
Directors’ fees — Note B	34,878
Audit fees	23,926
Other	38,011
Interest expense on reverse repurchase agreements	11,099

Total Expenses	1,936,993

Net Investment Income	13,424,289

REALIZED AND UNREALIZED GAIN/(LOSS) ON INVESTMENTS — NOTE C
Net realized gain on investments — Note A	597,998
Net change in unrealized appreciation of investments — Note A	(6,304,882)

Net Realized and Unrealized Loss on Investments	(5,706,884)

NET INCREASE IN NET ASSETS FROM OPERATIONS	$7,717,405

See notes to financial statements.

Statements of Changes in Net Assets

	Year Ended December 31,
	2005	2004
INCREASE/(DECREASE) IN NET ASSETS
From Operations:
Net investment income	$13,424,289	$14,487,284
Net realized gain on investments	597,998	3,116,269
Net change in unrealized appreciation of investments	(6,304,882)	(2,935,788)

Net Increase in Net Assets Resulting from Operations	7,717,405	14,667,765

Dividends and Distributions to Shareholders from:
Net investment income	(13,044,030)	(14,607,244)
Net realized gain on investments	(2,350,408)	(3,507,371)

Total Dividends and Distributions to Shareholders	(15,394,438)	(18,114,615)

From Capital Share Transactions:
Net decrease in net assets from capital share transactions — Note G	(9,608,868)	(35,202,052)

Net Decrease in Net Assets	(17,285,901)	(38,648,902)

NET ASSETS:

Beginning of year	345,993,477	384,642,379

End of year*	$328,707,576	$345,993,477

	$643,295	$462,790

*  Includes undistributed net investment income of:

See notes to financial statements.

Financial Highlights

Selected data for a share of capital stock outstanding throughout the years indicated:

	Year Ended December 31,
	2005	2004	2003	2002	2001
Net asset value, beginning of year	$12.11	$12.25	$12.52	$11.99	$11.75

Income from investment operations:
Net investment income	0.50	0.51	0.50	0.57	0.69
Net realized and unrealized gain/(loss) on investments	(0.21)	0.00 (a)	0.09	0.55	0.34

Net increase from investment operations	0.29	0.51	0.59	1.12	1.03

Dividends and distributions to shareholders from:
Net investment income	(0.49)	(0.52)	(0.48)	(0.55)	(0.73)
Net realized gain on investments	(0.09)	(0.13)	(0.38)	(0.04)	(0.06)

Total dividends and distributions	(0.58)	(0.65)	(0.86)	(0.59)	(0.79)

Net asset value, end of year	$11.82	$12.11	$12.25	$12.52	$11.99

Total return*	2.35%	4.21%	4.73%	9.47%	8.86%

Ratios/supplemental data:
Net assets, end of year (000’s omitted)	$328,708	$345,993	$384,642	$435,089	$357,892
Ratio of expenses to average net assets	0.59%	0.57%	0.56%	0.56%	0.57%
Ratio of net expenses excluding interest expense to average net assets	0.58%	0.57%	0.56%	0.56%	0.56%
Ratio of net investment income to average net assets	4.06%	4.02%	3.75%	4.55%	5.41%
Portfolio turnover rate	169%	217%	215%	249%	414%

*                    Total returns do not reflect the effects of charges deducted pursuant to the terms of GIAC’s variable contracts.
Inclusion of such charges would reduce the total returns for all periods shown.

(a)             Rounds to less than $0.01.

See notes to financial statements.

Notes to Financial Statements

December 31, 2005

Note A.   Organization and Accounting Policies

The Guardian Bond Fund, Inc. (the Fund or GBF) is incorporated in the state of Maryland and is a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (1940 Act).

Shares of GBF are only sold to certain separate accounts of The Guardian Insurance & Annuity Company, Inc. (GIAC). GIAC is a wholly-owned subsidiary of The Guardian Life Insurance Company of America.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of income, gains (losses) and expenses during the reporting period. Actual results could differ from those estimates.

Significant accounting policies of the Fund are as follows:

Investments

Pursuant to valuation procedures approved by the Board of Directors, certain debt securities may be valued each business day by an independent pricing service (Service). Debt securities for which quoted bid prices are readily available and representative of the bid side of the market, in the judgment of the Service, are valued at the bid price. Other debt securities that are valued by the Service are carried at fair value as determined by the Service, based on methods which include consideration of: yields or prices of securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions.

Other securities, including securities for which market quotations are not readily available (such as certain mortgage-backed securities, restricted securities and illiquid securities) are valued at fair value as determined in good faith by or under the direction of the Fund’s Board of Directors.

Repurchase agreements are carried at cost which approximates market value (see Note D). Short-term debt securities with maturities of 60 days or less are valued on an amortized cost basis which approximates market value.

Investment transactions are recorded on the date of purchase or sale. Security gains or losses are determined on an identified cost basis. Interest income, including amortization/ accretion of premium/discount, is accrued daily. Dividend income is recorded on the ex-dividend date.

Dividend Distributions

Dividends from net investment income are declared and paid semi-annually for GBF. Net realized short-term and long-term capital gains for GBF will be distributed at least annually. All such dividends and distributions are credited in the form of additional shares of GBF at the net asset value on the ex-dividend date.

All dividends and distributions are recorded on the ex-dividend date. Such distributions are determined in conformity with federal income tax regulations. Differences between the recognition of income on an income tax basis and recognition of income based on GAAP may cause temporary overdistributions of net realized gains and net investment income on a GAAP basis.

The tax character of dividends and distributions paid to shareholders during the years ended December 31, 2005 and 2004 were as follows:

	Ordinary Income	Long-Term Capital Gain	Total
2005	$13,680,657	$1,713,781	$15,394,438
2004	15,606,551	2,508,064	18,114,615

As of December 31, 2005, the components of accumulated losses on a tax basis were as follows:

Undistributed Ordinary Income	Capital Loss Carryforward (Including Post-October Loss)	Unrealized Depreciation
$643,295	$(1,071,642)	$(1,684,125)

Taxes

GBF has qualified and intends to remain qualified to be taxed as a “regulated investment company” under the provisions of the U.S. Internal Revenue Code (Code), and as such will not be subject to federal income tax on taxable income (including any realized capital gains) which is distributed in accordance with the provisions of the Code. Therefore, no federal income tax provision is required.

As of December 31, 2005, for federal income tax purposes, the Fund had a post-October capital loss of $1,088,644.

Reclassification of Capital Accounts

The treatment for financial statement purposes of distributions made during the year from net investment income and net realized gains may differ from their ultimate treatment for federal income tax purposes. These differences primarily are caused by differences in the timing of the recognition of certain components of income or capital gains, and the recharacterization of foreign exchange gains or losses to either ordinary income or realized capital gains for federal income tax purposes. Where such differences are permanent in nature, they are reclassified in the components of net assets based on their ultimate characterization for federal income tax purposes. Any such reclassifications would have no effect on net assets, results of operations, or net asset value per share of the Fund.

During the year ended December 31, 2005, the Fund reclassified amounts to paid-in capital from undistributed net investment income and accumulated net realized loss on investments. Increases/(decreases) to the various capital accounts were as follows:

Paid-In Capital	Undistributed Net Investment Income	Accumulated Net Realized Loss on Investments
$—	$(199,754)	$199,754

Note B.   Investment Advisory Agreements and Payments to or from Related Parties

The Fund has an investment advisory agreement with Guardian Investor Services LLC (GIS), a wholly-owned subsidiary of GIAC. Fees for investment advisory are at an annual rate of 0.50% of the average daily net assets of the Fund.

The Guardian Fund Complex pays directors who are not “interested persons” (as defined in the 1940 Act) fees consisting of a $5,000 per meeting fee and an annual retainer of $30,500, allocated among all funds in the Guardian Fund Complex based on their relative average daily net assets. Board committee members also receive a fee of $2,000 per committee meeting, which also is allocated among all funds in the Guardian Fund Complex based on their relative average daily net assets. Additional compensation is paid to the Chairmen of the Nominating and Governance Committee and the Audit Committee, respectively. GIS pays compensation to certain directors who are interested persons. Certain officers and directors of the Fund are affiliated with GIS.

Note C.   Investment Transactions

Purchases and proceeds from sales of securities (excluding short-term securities) amounted to $567,374,167 and $545,213,417, respectively, during the year ended December 31, 2005.

The gross unrealized appreciation and depreciation of investments, on a tax basis, at December 31, 2005 aggregated $2,586,527 and $4,270,652, respectively, resulting in net unrealized depreciation of $1,684,125. The cost of investments owned at December 31, 2005 for federal income tax purposes was $349,656,248.

Note D.   Repurchase Agreements

The collateral for repurchase agreements is either cash or fully negotiable U.S. government securities. Repurchase agreements are fully collateralized (including the interest earned thereon) and such collateral is marked-to-market daily while the agreements remain in force. If the value of the collateral falls below the value of the repurchase price plus accrued interest, GBF will require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults, GBF maintains the right to sell the collateral and may claim any resulting loss against the seller.

Note E.   Reverse Repurchase Agreements

GBF may enter into reverse repurchase agreements with banks or third party broker-dealers to borrow short-term funds. Interest on the value of reverse repurchase agreements issued and outstanding is based upon competitive market rates at the time of issuance. At the time GBF enters into a reverse repurchase agreement, GBF establishes and segregates cash, U.S. government securities or liquid, unencumbered securities that are marked-to-market daily. The value of such segregated assets must be at least equal to the value of the repurchase obligation (principal plus accrued interest), as applicable. Reverse repurchase agreements involve the risk that the buyer of the securities sold by GBF may be unable to deliver the securities when GBF seeks to repurchase them.

Note F.   Dollar Roll Transactions

GBF may enter into dollar rolls (principally using TBA’s) in which GBF sells mortgage securities for delivery in the current month and simultaneously contracts to repurchase similar securities at an agreed-upon price on a fixed date. The securities repurchased will bear the same interest as those sold, but generally will be collateralized at the time of delivery by different pools of mortgages with different prepayment histories than those securities sold. During the period between the sale and repurchase, the Fund will not be entitled to receive interest and principal payments on the securities sold. Dollar roll transactions involve the risk that the buyer of the securities sold by GBF may be unable to deliver the securities when GBF seeks to repurchase them. GBF is compensated by the difference between the current sales price and the forward price for the future purchase (often referred to as the “drop”), as well as by the interest earned on the cash proceeds of the initial sale. Dollar rolls may increase fluctuations in GBF’s net asset value and may be viewed as a form of leverage.

Note G.   Transactions in Capital Stock

There are 100,000,000 shares of $0.10 par value capital stock authorized for GBF. Transactions in capital stock were as follows:

	Year Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	Shares		Amount
Shares sold	4,135,398	2,168,176	$50,084,960	$26,751,648
Shares issued in reinvestment of dividends and distributions	1,290,355	1,487,653	15,394,438	17,813,686
Shares repurchased	(6,193,346)	(6,483,841)	(75,088,266)	(79,767,386)

Net decrease	(767,593)	(2,828,012)	$(9,608,868)	$(35,202,052)

Note H.   Line of Credit

A $100,000,000 line of credit available to GBF and other related Guardian Funds has been established with State Street Bank and Trust Company and Bank of Montreal. The rate of interest charged on any borrowing is based upon the prevailing Federal Funds rate at the time of the loan plus 0.50% calculated on a 360 day basis per annum. For the year ended December 31, 2005, none of the funds borrowed against this line of credit.

The funds are obligated to pay State Street Bank and Trust Company and Bank of Montreal a commitment fee computed at a rate of 0.08% per annum on the average daily unused portion of the revolving credit.

Note I.   Management Information (Unaudited)

The directors and officers of GBF are named below. Information about their principal occupations during the past five years and certain other affiliations is also provided. The business address of each director and officer is 7 Hanover Square, New York, New York 10004, unless otherwise noted. The “Guardian Fund Complex” referred to in this biographical information is composed of (1) The Park Avenue Portfolio (a series fund that issues its shares in thirteen series), (2) The Guardian Variable Contract Funds, Inc. (a series fund that issues its shares in seven series), (3) The Guardian Bond Fund, Inc., (4) The Guardian Cash Fund, Inc. and (5) GIAC Funds, Inc. (a series fund that issues its shares in three series).

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Interested Directors*

Arthur V. Ferrara (1930)	Director	Since 1987	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director of various mutual funds sponsored by Gabelli Asset Management.

Leo R. Futia (1919)	Director	Since 1982	Retired. Director and former Chairman of the Board and Chief Executive Officer, The Guardian Life Insurance Company of America. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

*       “Interested” Director means one who is an “interested person” under the Investment Company Act of 1940 by virtue of a current or past position with Guardian Life, the indirect parent company of GIS, the investment adviser of certain Funds in the Guardian Fund Complex.

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Dennis J. Manning 81 Graenest Ridge Road Wilton, Connecticut 06897 (1947)	Director	Since 2003	President and Chief Executive Officer, The Guardian Life Insurance Company of America since 1/03; President and Chief Operating Officer, 1/02 to 12/02; Executive Vice President and Chief Operating Officer, 1/01 to 12/01; Executive Vice President, Individual Markets and Group Pensions, 1/99 to 12/00. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Director of The Guardian Life Insurance Company of America and The Guardian Insurance & Annuity Company, Inc. Manager, Guardian Investor Services LLC and Park Avenue Securities LLC. Director of various Guardian Life subsidiaries.

Disinterested Directors

Kathleen C. Cuocolo (1952)	Director	Since 11/16/05	Principal, Cuocolo Associates (corporate governance and operations consulting firm), 2003 to present; Executive Vice President, State Street Corporation, prior thereto. Employed by State Street Corporation in various capacities since 1982. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Chairman, Board of Directors, Select Sector S&P Depository Receipts Series Trust (9 exchange traded funds), 1999 to present; Director, World Markets PLC (global performance and analytics company), 2002 to present; Director, The China Fund, Inc., 2001 to 2003; Board of Advisors, Venturi Aeration, Inc. (water remediation services), 2001 to present; Board of Advisors, Inter- Unity Group (systems optimization consulting firm), 2003 to present.

Frank J. Fabozzi, Ph.D. (1948)	Director	Since 1992	Adjunct Professor of Finance, School of Management — Yale University, 2/94 to present; Editor, Journal of Portfolio Management. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director (Trustee) of various closed-end investment companies sponsored by BlackRock Financial Management. Director of BlackRock Funds (47 funds).

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

William N. Goetzmann, Ph.D. (1956)	Director	Since 11/16/05	Edwin J. Beinecke Professor of Finance and Management Studies, Yale School of Management, 7/94 to present; Director, International Center for Finance, Yale School of Management, 7/99 to present; Visiting professor, Harvard Business School, 7/05 to present. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Member of the Board of Directors of the Commonfund.

Anne M. Goggin, Esq. (1948)	Director	Since 2004	Attorney at law in private practice since 8/04; Partner, Edwards and Angell, LLP, 4/04 to 8/04; Chief Counsel, Metropolitan Life Insurance Company, 6/00 to 12/03; Senior Vice President and General Counsel, New England Life Insurance Company, 6/00 to 12/03; Chairman, President and Chief Executive Officer, MetLife Advisors LLC, 6/99 to 12/03; Chairman of the Board, Metropolitan Series Fund, 1/02 to 12/03; Chairman of the Board, New England Zenith Fund, 6/99 to 12/03. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

William W. Hewitt, Jr. (1928)	Director	Since 1989	Retired. Former Executive Vice President, Shearson Lehman Brothers, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	None.

Sidney I. Lirtzman, Ph.D. 200 East 57th Street #10H New York, New York 10022 (1930)	Director	Since 1987	Emanuel Saxe Emeritus Professor of Management, Zicklin School of Business, Baruch College, City University of New York since 11/04; Emanuel Saxe Professor of Management 9/96 to 10/04; Dean from 10/95 to 9/02; Interim President 9/99 to 9/00. President, Fairfield Consulting Associates, Inc. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25	Director, since 6/01 Youthstream, Inc. Member, Advisory Board of Directors, New York City Independent Budget Office 5/98 to 5/01.

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex Overseen by Director	Other Directorships

Steven J. Paggioli (1950)	Director	Since 11/16/05	Independent consultant on investment company matters since 7/01; Executive Vice President, Director and Principal of The Wadsworth Group (administration, consulting and executive search firm) prior thereto. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Trustee and Audit Committee Member, Managers Funds and Managers AMG Funds (36 portfolios), 6/90 to present; Trustee, Professionally Managed Portfolios (20 portfolios), 5/91 to present; Advisory Board Member, Sustainable Growth Advisers, L.P., 10/02 to present.

Robert G. Smith, Ph.D. 132 East 72nd Street, Apt. #1 New York, New York 10021 (1932)	Director	Since 1982	Chairman and Chief Executive Officer, Smith Affiliated Capital Corp. since 4/82. Director (Trustee) of all of the mutual funds within the Guardian Fund Complex.	25

Governor appointments as Director of New York Health Care Reform Act Charitable Organization and Nassau County Interim Finance Authority. Senior private member of the New York State Financial Control Board for New York City. Senior Director for the New York State Comptroller’s Investment Advisory Committee for State Pension Funds (Commonfund).

†                     There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Officers

Joseph A. Caruso (1952)	Senior Vice President and Secretary	Since 1992

Director, The Guardian Life Insurance Company of America since 1/05; Senior Vice President and Corporate Secretary, The Guardian Life Insurance Company of America since 1/01; Vice President and Corporate Secretary prior thereto. Director, Senior Vice President and Secretary, The Guardian Insurance & Annuity Company, Inc. Manager, Senior Vice President and Corporate Secretary, Guardian Investor Services LLC. Director, Senior Vice President and Secretary, Park Avenue Life Insurance Company; Manager, Park Avenue Securities LLC; Senior Vice President and Secretary of Guardian Baillie Gifford Limited, and all of the mutual funds within the Guardian Fund Complex. Director and Officer of various Guardian Life subsidiaries.

				25

Howard W. Chin (1952)	Managing Director	Since 1997	Managing Director, The Guardian Life Insurance Company of America. Officer of various mutual funds within the Guardian Fund Complex.	15

Robert J. Crimmins, Jr. (1960)	Senior Director	Since 2003	Senior Director, The Guardian Life Insurance Company of America since 3/01. Assistant Vice President, Fixed Income Investments, prior thereto. Officer of various mutual funds within the Guardian Fund Complex.	15

Richard A. Cumiskey (1960)	Chief Compliance Officer	Since 2002	Second Vice President, Equity Administration and Oversight, The Guardian Life Insurance Company of America since 1/01; Assistant Vice President, Equity Administration and Oversight prior thereto. Senior Vice President and Chief Compliance Officer of The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Second Vice President and Compliance Officer prior thereto. Chief Compliance Officer of all of the mutual funds within the Guardian Fund Complex.	25

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Alexander M. Grant, Jr. (1949)	Managing Director	Since 1993	Managing Director, The Guardian Life Insurance Company of America. Officer of various mutual funds within the Guardian Fund Complex.	15

Nydia Morrison (1958)	Controller	Since 2003	Director, Mutual Fund Reporting, The Guardian Life Insurance Company of America since 5/04; Manager prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

Frank L. Pepe (1942)	Vice President and Treasurer	Since 1995	Vice President and Equity Controller, The Guardian Life Insurance Company of America. Senior Vice President and Controller, The Guardian Insurance & Annuity Company, Inc. since 4/04; Vice President and Controller prior thereto. Senior Vice President and Controller, Guardian Investor Services LLC. Vice President and Treasurer of all of the mutual funds within the Guardian Fund Complex.	25

Richard T. Potter, Jr. (1954)	Vice President and Counsel	Since 1992	Vice President and Equity Counsel, The Guardian Life Insurance Company of America. Senior Vice President and Counsel, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 4/04; Vice President and Counsel prior thereto. Vice President and Counsel of Park Avenue Securities LLC and all of the mutual funds within the Guardian Fund Complex.	25

Robert A. Reale (1960)	Managing Director	Since 2001	Managing Director, The Guardian Life Insurance Company of America, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC since 3/01; Second Vice President 10/99 to 2/01. Assistant Vice President, Metropolitan Life prior thereto. Officer of all of the mutual funds within the Guardian Fund Complex.	25

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Name, Address and Year of Birth	Position with Fund	Term of Office and Length of Time Served†	Principal Occupations During Past 5 Years	Number of Funds in the Guardian Fund Complex for which Officer Serves

Thomas G. Sorell (1955)	President	Since 2003	Executive Vice President and Chief Investment Officer, The Guardian Life Insurance Company of America since 1/03; Senior Managing Director, Fixed Income Securities since 3/00; Vice President, Fixed Income Securities prior thereto. Managing Director, Investments: Park Avenue Life Insurance Company. President of all of the mutual funds within the Guardian Fund Complex.	25

Donald P. Sullivan, Jr. (1954)	Vice President	Since 1995	Vice President, Equity Administration, The Guardian Life Insurance Company of America. Vice President, The Guardian Insurance & Annuity Company, Inc. and Guardian Investor Services LLC. Officer of all of the mutual funds within the Guardian Fund Complex.	25

The Statement of Additional Information includes additional information about fund directors and is available upon request, without charge, by calling 1-800-221-3253 or by writing to Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004.

†       There is no set term of office for Directors and Officers. The table reflects the year from which each person has served as Director and/or Officer.

Report of Ernst & Young LLP,
Independent Registered Public Accounting Firm

Board of Directors and Shareholders of
The Guardian Bond Fund, Inc. (the Fund)

We have audited the accompanying statement of assets and liabilities of The Guardian Bond Fund, Inc. (the Fund), including the schedule of investments, as of December 31, 2005, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Fund’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements and financial highlights, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of December 31, 2005, by correspondence with the custodian and brokers. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of The Guardian Bond Fund, Inc. at December 31, 2005, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the five years in the period then ended, in conformity with U.S. generally accepted accounting principles.

Boston, Massachusetts
February 8, 2006

Board Approval of Investment Management Agreements (Unaudited)

The Boards of Directors of The Guardian Variable Contract Funds, Inc. (“GVCF”), GIAC Funds, Inc. (“GIAC”), The Guardian Bond Fund, Inc. (“GBF” and a “Fund”) and The Guardian Cash Fund, Inc. (“GCF” and a “Fund”) (together, the series of GVCF and GIAC, and GBF and GCF are referred to as the “Funds,”) approved the renewal of the management agreement for each Fund and, as applicable, the subadvisory agreement for each Fund on November 17, 2005. As a part of the renewal process, the Boards of Directors of GVCF, GIAC, GBF and GCF met independently of Fund management and of the interested Board Members to consider the renewal of: (1) the management agreement (“Management Agreement”) between each of the Funds and Guardian Investor Services LLC (“GIS”) or as applicable, Guardian Baillie Gifford Limited (“GBG” and together with GIS, each referred to as a “Manager”); (2) as applicable, the subadvisory agreements (each a “Subadvisory Agreement”) between GBG and Baillie Gifford Overseas Limited (“BGO”) and the subadvisory agreements between GIS and UBS Global Asset Management (Americas) Inc. (“UBS” and together with BGO, each referred to as a “Subadvisor”). (The Management Agreements and the Subadvisory Agreements are together referred to as the “Advisory Agreements.”) As part of the review process, the Independent Directors were represented by independent legal counsel. The Independent Directors reviewed comprehensive materials received from the Managers, Subadvisors and independent counsel in connection with contract review. The Independent Directors noted that each Board also received regular information throughout the year regarding performance and operating results of each Fund and that in evaluating the Advisory Agreements, they were taking into account their accumulated experience as Board members in working with the Managers on matters relating to the Funds.

In preparation for the review process, the Independent Directors met with independent legal counsel and discussed the type and nature of information to be provided and sent a formal request for information to Fund management. The Managers and Subadvisors provided extensive information to all Board members in response to the request. Among other information, the Independent Directors reviewed materials to assess the services provided by each Manager and Subadvisor, and, as applicable, information comparing the performance, advisory fees and expense ratios of each Fund to other mutual funds, information about the profitability from the Advisory Agreements to the Managers and to the Subadvisors, information about economies of scale and information about the other benefits to the Managers and Subadvisors and their affiliates resulting from their relationship with the Funds (“fall-out benefits”). The Independent Directors reviewed comparative performance and management fee and expense ratios of peer groups of funds selected by Morningstar, Inc. (“Morningstar”). The Independent Directors also received a memorandum from independent legal counsel advising them of their duties and responsibilities in connection with the review of the Advisory Agreements. In preparation for the November 17th meeting, the Independent Directors met on November 3, 2005, to review and discuss with independent legal counsel the information provided by Morningstar.

Based upon their review, the Independent Directors concluded that it was in the best interest of each Fund to renew each relevant Advisory Agreement and, accordingly, recommended to the full Board of each Fund the renewal of each applicable Advisory Agreement. In reaching this conclusion for each Fund, the Independent Directors did not identify any single factor or group of factors as all important or controlling and considered all factors together.

Management Agreements

Nature, Quality and Extent of Services. In reviewing the nature, quality and extent of services provided by the Managers, the Independent Directors considered the services provided by each Manager under the Management Agreements, including administrative services. The Independent Directors considered the experience and skills of senior management responsible for fund operations, the experience and skills of the personnel performing the functions under each Management Agreement and the resources made available to such personnel, the ability of the Managers to attract and retain high-quality personnel, and the organizational depth of the Managers. The Independent Directors concluded that appropriate resources were provided under each Management Agreement. The Independent Directors also considered the delegation of day-to-day portfolio management responsibility to UBS with respect to the Guardian UBS VC Large Cap Value Fund and the Guardian UBS VC Small Cap Value Fund and to BGO with respect to the Baillie Gifford International Growth Fund and the Baillie Gifford Emerging Markets Fund and the Managers’ ability to supervise the activities of the Subadvisors. The Independent Directors concluded each Manager’s supervisory program was satisfactory. The Independent Directors also considered the compliance program established by the Managers and the level of compliance attained by the Managers. Further, the Independent Directors considered that each Manager has had a long-term relationship with the Funds and has demonstrated its past and future commitment to support the Funds. The Independent Directors concluded that a long-term relationship with a capable, conscientious adviser was in the best interest of each Fund. Based upon all relevant factors, the Independent Directors concluded that the nature, quality and extent of the services provided by the Managers to each applicable Fund were satisfactory.

Investment Performance. The Independent Directors reviewed each Fund’s investment performance over short-term (one-year) and longer-term (three year, five year and ten year) periods, as applicable, and compared those returns to various agreed-upon performance measures, including market indices and peer groups. The Independent Directors received comparative performance information prepared by Morningstar. The Independent Directors also considered whether investment results were consistent with a Fund’s investment objective(s) and policies. For most Funds, the Independent Directors concluded that investment performance met acceptable levels of investment performance. For Funds that experienced underperformance, the Independent Directors reviewed the reasons for the underperformance and the remedial measures taken by the Manager to improve performance. The Independent Directors concluded that the Managers have in place an effective process to monitor performance and that reasonable steps had been implemented to address circumstances of underperformance where appropriate. Therefore, the Independent Directors concluded that it was in the best interests of the Funds to renew the Management Agreements and to continue to closely monitor performance with a particular emphasis on those Funds experiencing underperformance.

Fees and Expenses. The Independent Directors considered each Fund’s management fees and net expense ratios. The Independent Directors received information, based on data supplied by Morningstar, comparing each Fund’s management fee rates and total net expense ratio to advisory fees and total net expense ratios of the mutual funds in its peer group (as selected by Morningstar). The Independent Directors also received and considered information on fee waivers and/or reimbursements for each Fund compared to those of its peer group. The Independent Directors noted that a number of the Funds have received fee waivers for many years and that such fee waivers remained current through the time of the review process.

The Independent Directors also compared each Fund’s management fee rates to fees charged by the Manager for comparable mutual funds. For each Fund, the Independent Directors reviewed the fees charged by other advisors for mutual funds in the Fund’s peer group. GIS provided information on the advisory fees it charges its two institutional accounts and noted the information was not comparable with the Funds because the investment objectives and management style of the institutional accounts were very different than those of the Funds. GBG has no clients other than the Funds.

On the basis of all information provided, the Independent Directors concluded that the management fee schedules for each Fund were reasonable and appropriate in light of the nature, quality and extent of services provided by the Manager.

Profitability. The Independent Directors reviewed detailed information regarding revenues received by each Manager under each Management Agreement, including identification of the estimated direct and indirect costs of the Managers of providing those services to each Fund that are covered under the Management Agreements. The Independent Directors also received information regarding the enterprise-wide profitability of the Managers with respect to all fund services in totality.

For all Funds, based upon the profitability percentage provided, the Independent Directors concluded that the profitability to the applicable Manager from the management of each Fund was not unreasonable.

Economies of Scale. The Independent Directors considered whether there are economies of scale with respect to the management of each Fund and whether the Funds benefit from any such economies of scale through breakpoints in fees or otherwise. The Independent Directors noted that the Guardian UBS VC Small Cap Value Fund and the Guardian Cash Fund had management fee schedules that each contained one breakpoint. The Independent Directors also considered whether the effective management fee rate for each Fund under the Management Agreement is reasonable in relation to the asset size of such Fund. The Independent Directors noted GIS’s representation that it did not anticipate that the Funds would experience any significant economies in the near future, given their asset size. The Independent Directors concluded that, in light of the Funds’ current asset levels, the fee schedule for each Fund reflects an appropriate level of sharing of any economies of scale.

Other Benefits to Manager. The Independent Directors also considered the character and amount of other incidental benefits received by the Managers and their affiliates as a result of their relationship with the Funds. The Independent Directors noted the Managers’ representation that each has the ability to obtain proprietary research as a result of the Funds’ brokerage business that may be used for the benefit of the Funds and other clients of the Managers. The Independent Directors concluded that management fees for each Fund were reasonable in light of these fall-out benefits.

Specific Fund Findings

The Guardian Bond Fund

In determining to recommend renewal of the Fund’s Management Agreement, the Independent Directors concluded that investment performance was satisfactory and that the management fee rate was reasonable.

Overall Conclusions

Based upon all of the information considered and the conclusions reached, the Independent Directors determined that the terms of each Advisory Agreement continue to be fair and reasonable and that the continuation of each Advisory Agreement is in the best interests of each Fund.

Shareholder Voting Summary (Unaudited)

November 15, 2005

On November 15, 2005, a Special Shareholder Meeting of the Fund was held at which the eleven Directors, identified below, were elected (Proposal No. 1) and the sub-proposals in Proposal No. 2, as described in the Proxy Statement, were approved. The following is a report of the votes cast:

Proposal No. 1

Election of the Eleven Nominees for Director:

NOMINEE	FOR	WITHHELD	TOTAL
DIRECTORS
Kathleen C. Cuocolo	26,575,484.852	692,970.009	27,268,454.861
Frank J. Fabozzi	26,549,486.009	718,968.852	27,268,454.861
Arthur V. Ferrara	26,519,694.048	748,760.813	27,268,454.861
Leo R. Futia	26,499,938.472	768,516.389	27,268,454.861
William N. Goetzmann	26,547,617.955	720,836.906	27,268,454.861
Anne M. Goggin	26,575,484.852	692,970.009	27,268,454.861
William W. Hewitt	26,509,152.489	759,302.372	27,268,454.861
Sidney I. Lirtzman	26,524,873.607	743,581.254	27,268,454.861
Dennis H. Manning	26,566,131.659	702,323.202	27,268,454.861
Steven J. Paggioli	26,549,486.009	718,968.852	27,268,454.861
Robert G. Smith	26,528,156.849	740,298.012	27,268,454.861

Proposal No. 2

Approving an amendment to, or the elimination of, the Fund’s fundamental investment restriction, as described in the Proxy Statement, with respect to the following:

SUB-PROPOSALS	FOR	AGAINST	ABSTAIN	TOTAL
2(a) Diversification of investments;	24,786,972.254	1,274,387.129	1,207,095.478	27,268,454.861
2(b) Borrowing;	24,780,055.302	1,281,304.081	1,207,095.478	27,268,454.861
2(c) Issuing senior securities;	24,784,733.639	1,276,625.744	1,207,095.478	27,268,454.861
2(d) Concentration of investments in the same industry;	24,776,398.899	1,284,960.484	1,207,095.478	27,268,454.861
2(e) Investments in real estate	24,799,262.013	1,262,097.370	1,207,095.478	27,268,454.861
2(f) Investments in commodities	24,789,330.627	1,272,028.756	1,207,095.478	27,268,454.861
2(g) Underwriting the securities of other issuers;	24,793,715.563	1,267,643.820	1,207,095.478	27,268,454.861
2(h) Making loans;	24,785,755.517	1,275,603.866	1,207,095.478	27,268,454.861
2(i) Investments in securities that are not readily marketable;	24,687,988.545	1,373,370.838	1,207,095.478	27,268,454.861
2(j) Investments for the purpose of exercising control or management;	24,792,819.894	1,268,539.489	1,207,095.478	27,268,454.861
2(k) Investments in other investment companies;	24,786,272.153	1,275,087.230	1,207,095.478	27,268,454.861
2(l) Purchasing securities on margin, selling securities short, or participating on a joint or joint and several basis in a securities trading account;	24,763,097.997	1,298,261.386	1,207,095.478	27,268,454.861
2(m) Pledging, mortgaging or hypothecating its assets;	24,754,589.006	1,306,770.377	1,207,095.478	27,268,454.861
2(n) Investments in issuers in which management of a Fund or its investment adviser owns securities;	24,723,350.444	1,338,008.939	1,207,095.478	27,268,454.861
2(o) Investments in issuers having a record of less than three years of continuous operation;	24,716,964.961	1,344,394.422	1,207,095.478	27,268,454.861
2(p) Investments in oil, gas or mineral programs;	24,726,151.396	1,335,207.987	1,207,095.478	27,268,454.861
2(q) Investments in put options, call options or combinations thereof;	24,781,076.653	1,280,282.730	1,207,095.478	27,268,454.861
2(r) Investments in warrants, and	24,801,196.412	1,260,162.971	1,207,095.478	27,268,454.861
2(s) Investments in securities other than those discussed in the Fund’s prospectus.	24,749,232.312	1,312,127.071	1,207,095.478	27,268,454.861

Proxy Voting Policies and Procedures (Unaudited)

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities, as well as information regarding how the Fund voted proxies relating to portfolio securities during the 12-month period ended June 30, 2005, is available free of charge upon request by logging on to www.guardianinvestor.com or the Securities and Exchange Commission’s (SEC) website at www.sec.gov.

Form N-Q (Unaudited)

The Fund files a complete schedule of portfolio holdings with the SEC for the first and third quarters of each year on the Form N-Q. The Fund’s Forms N-Q are available on the SEC’s website at www.sec.gov, and can be reviewed and copied at the SEC’s Public Reference Room in Washington D.C. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330.

Code of Ethics (Unaudited)

The Fund has adopted a code of ethics for its Principal Executive Officer and Principal Financial Officers (the “Code”). The purpose of the Code is to promote, among other things: honest and ethical conduct, including the handling of conflicts of interest; full, fair, accurate, timely and understandable disclosure in reports and documents filed with the SEC; and compliance with applicable laws and regulations. A copy of the Code has been filed with the SEC on Form N-CSR and can be obtained on the SEC’s website at www.sec.gov.

Copies of all of the above can be obtained free of charge by calling 1-800-221-3253 or by writing to Guardian Investor Services LLC at 7 Hanover Square, New York, New York 10004.